Exhibit 10.18

Jake Hirshman

234 Fleming Drive

Alma, MI 48801

(248)-840-9519

Service Contract

THIS SERVICE CONTRACT begins on February 1, 2007 by and between Jake Hirschman (Consultant) an individual having an address currently at 234 Fleming Drive, Alma, MI 48801 and Liberty Renewable Fuels, LLC a Delaware Company, having an address at P.O. Box 335 Owosso, Michigan 48867.

1.	Scope of Services. These services will be performed under the direction of Liberty Renewable Fuels, LLC and will include, but not limited to, the following:

A.	Completion of a detailed report to the Board of Managers outlining complete options for Liberty in considering biodiesel. In completing this report, Consultant shall complete various informational research, conduct interviews and coordinate meetings with key industry representatives and Liberty staff. This report shall include:

i.	Description of the biodiesel production process

ii.	Description, advantages, and disadvantages of various feedstock options

iii.	Identification of possible feedstock supplies that would be feasible for Liberty’s consideration

iv.	Advantages, disadvantages and process considerations for using corn oil as a biodiesel feedstock

v.	Identification of production technology and available builders

vi.	Determination of project cost based on a description of process equipment required and provide input into development of a business model

vii.	Identification of methods for corn oil extraction on the front end or back end of the ethanol process – and the associated cost projections

viii.	Identification of possible cost savings for integration on site with ethanol plant

ix.	Identification of possible glycerin markets

x.	Coordination of site visits to operating biodiesel plants

B.	Exploration of synergistic projects that would complement Liberty’s bio-energy park concept, including but not limited to:

i.	Alternative product uses of DDG, including building materials

ii.	Alternative energy sources or projects that would have synergies with Liberty’s energy usage

iii.	Biomass utilization and other biomass technologies, including gassification

iv.	Production of petrochemical substitutes

v.	Coordination of presentations by Michigan universities and other technology developers to members of the Liberty Board of Managers

C.	Identification of various grant opportunities related to biofuels and biomass commercialization and assist in packaging grant proposals.

2.	Terms and Compensation. During the term of this agreement, fees shall be payable monthly at a rate of $3,500 per month. This contract shall commence on February 1, 2007 and terminate June 30, 2007. Consultant will also be reimbursed for reasonable expenses including mileage for attending meetings at locations other than Liberty’s office in Corunna and meals, lodging and other travel expenses for overnight trips. Consultant will not be reimbursed mileage for travel between the office of the Consultant (which will be located in Michigan) and the office of Liberty Renewable Fuels, LLC in Owosso, Michigan.

3.	Termination. This agreement may be terminated by either party at anytime, for just cause, during its duration upon thirty (30) days written notice.

4.	Governing Law. This agreement shall be governed by the laws of the state of Michigan.

5.	Independent Contractor – Third Parties. In performing services under this agreement, Jake Hirschman shall at all times operate as, and have the status of, an independent contractor and shall not act as or be an employee of Liberty Renewable Fuels, LLC. The parties agree to look solely to each other with respect to performance of the agreement and the services to be provided hereunder. This agreement and each and every provision hereof are for the exclusive benefit of Liberty Renewable Fuels, LLC and Jake Hirschman and not for the benefit of any third party.

6.	Taxes. Consultant shall be solely responsible for paying any federal, state and local taxes as may be imposed upon the income derived by said Consultant through this contract.

7.	Conflict of Interests. Consultant represents that it does not presently have any interest and will not acquire any interest, direct or indirect, that would conflict in any manner with the performance of this contract and the scope of services provided herein.

8.

Confidentiality. All information furnished to, developed or obtained by Jake Hirschman and his employees in the course of performance of services hereunder shall be kept confidential and shall not be disclosed to any other person or organization other than as required for the proper performance of services hereunder. This provision shall not apply to information which is in or becomes a part of the public domain through no fault of Jake Hirschman or his employees. Consultant will execute Liberty’s confidentiality and non-compete agreement as well.

9.	Renegotiations. This contract may be renegotiated with a 30 days written notice by the Consultant or Liberty Renewable Fuels, LLC.

10.	Miscellaneous. This contract represents the entire agreement of the parties relating to the subject matter hereof, and it may not be amended, modified or waived other than in writing signed by the party against whom such amendment, modification or waiver is sought to be enforced.

Agreed and accepted this 5th day of February, 2007 by:

/s/ David Skjaerlund
Liberty Renewable Fuels, LLC

/s/ Jake Hirschman
Jake Hirschman

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